Exhibit 10.1

AMENDMENT NO. 1
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT made and entered into as of the 10th day of November, 2008, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the “Company”), and JAMES S. OSTERMAN (“Executive”);

W I T N E S S E T H:

WHEREAS, the parties entered into an Amended and Restated Employment Agreement (“Employment Agreement”), dated as of October 17, 2007, providing for the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the parties now desire to modify the provisions of the Employment Agreement relating to the payment of Executive’s guaranteed minimum annual bonus for the fiscal year  ending December 31, 2008 and 2009;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Employment Agreement, the parties hereby agree to amend the Employment Agreement, as follows:

1.

Section 3(b) of the Employment Agreement is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

       “(b)  Executive shall be eligible to participate in the Executive Management Annual Incentive Plan (“Incentive Plan”) and such other annual incentive plans as may be established by the Company from time to time for its executive officers.  The Board or a committee of the Board will establish performance goals each year under the Incentive Plan, and Executive’s annual Target Bonus shall be 65% of Base Salary; the maximum award for exceeding the performance goals (which will be determined in accordance with the current plan design) shall be 130% of Base Salary, provided, that the Board or a committee of the Board may decide to increase such percentage; provided, further, that, for the Company’s fiscal years ending December 31, 2008 and 2009, Executive’s annual bonus shall be a minimum of $750,000 for each year.  The minimum annual incentive bonus of $750,000 shall be payable for the fiscal years commencing January 1, 2008 and 2009 in quarterly installments of $187,500 each within 15 days of the end of the calendar quarter, provided that for fiscal year 2008, a payment of $562,500 shall be made on or before November 14, 2008.  If the annual bonus payable to Executive under the

Incentive Plan based upon the achievement of the performance goals exceeds $750,000 (if the annual bonus would not have exceeded $750,000, Executive is not required to repay any of the quarterly installments), the additional bonus amount shall be payable in a lump sum at the same time bonuses are paid to other senior executives after certification by the Compensation Committee of the Board that the applicable performance objectives have been met.  The Executive may elect to defer all or a portion of his annual bonus pursuant to any deferral plan established by the Company for such purpose.”

2.

This Amendment No. 1 shall be effective as of the date hereof.  Except as hereby modified, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Employment Agreement as of the day and year first written above.

EXECUTIVE:

/s/ James S. Osterman
JAMES S. OSTERMAN

COMPANY:
BLOUNT INTERNATIONAL, INC.

By:	/s/ Eliot Fried
Lead Director